Astec Industries, Inc.
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS SECOND QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (July 23, 2013) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter ended June 30, 2013.

Net sales for the second quarter of 2013 were $248.1 million compared to $238.3 million for the second quarter of 2012, a 4% increase.  Earnings from continuing operations for the second quarter of 2013 were $11.1 million or $0.48 per diluted share compared to $9.5 million or $0.41 per diluted share for the second quarter of 2012, an increase of 17% per diluted share.

Domestic sales increased 5% to $162.3 million for the second quarter of 2013 from $154.4 million for the second quarter of 2012.  International sales were $85.8 million for the second quarter of 2013 compared to $83.9 million for the second quarter of 2012, an increase of 2%.

Net sales for the first half of 2013 were $496.0 million compared to $490.2 million for the first half of 2012, a 1% increase.  Earnings from continuing operations for the first half of 2013 were $24.3 million or $1.05 per diluted share compared to $21.5 million or $0.93 per diluted share for the first half of 2012, an increase of 13% per diluted share.

Domestic sales increased 5% to $324.3 million for the first half of 2013 from $309.4 million for the first half of 2012.  International sales were $171.7 million for the first half of 2013 compared to $180.8 million for the first half of 2012, a decrease of 5%.

The Company’s domestic backlog decreased 5%, from $147.1 million at June 30, 2012 to $140.3 million at June 30, 2013.  The international backlog at June 30, 2013 was $100.3 million, a 7% decrease from the June 30, 2012 international backlog of $107.7 million.  The June 30, 2012 backlog has been restated for the sale of American Augers late in 2012.

Consolidated financial information for the second quarter ended June 30, 2013 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “As we discussed in our first quarter conference call, our second quarter performance was very similar to our first quarter.  We were able to reduce our S,G,A and E expenses compared to the first quarter of 2013 but our gross margin came in below our expectations in the Asphalt Group due to product mix and decreased overhead absorption.”

Dr. Brock continued, “Many areas of the Central and Eastern United States have experienced historically high rainfall, delaying construction work.  This has also delayed many of our shipments.  However, on a positive note, customers are seeing a slight pickup in residential and commercial work.  With the delayed work for the first half of the year we expect to see their business much stronger in the second half.  Hopefully this will improve demand during the fourth quarter and into next year.  We continue to be optimistic for our growth in the energy business with our new pellet plant, high tech drill rigs, pump trailers, water heaters, and gas processing heaters.  Unfortunately, we see the near term orders being down slightly with a pickup in demand in the fourth quarter.  We are continuing to reduce expenses in anticipation of this.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on July 23, 2013 at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, August 6, 2013 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 417663.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and oil, gas and water drilling equipment (Underground Group).  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, its efforts to reduce expenses, the delay in shipments caused by the weather, the increase in demand in its customers’ residential and commercial sectors, and the growth in its energy business.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2012.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
W. Norman Smith
President and COO
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail:  nsmith@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Jun 30	Jun 30
	2013	2012
Assets
Current assets
Cash and cash equivalents	$41,157	$35,916
Investments	16,989	2,024
Receivables, net	102,795	119,983
Inventories	318,710	322,086
Prepaid expenses and other	31,494	26,377
Total current assets	511,145	506,386
Property and equipment, net	185,033	191,289
Other assets	41,954	43,171
Total assets	$738,132	$740,846
Liabilities and equity
Current liabilities
Accounts payable - trade	$45,776	$51,824
Other current liabilities	93,803	102,811
Total current liabilities	139,579	154,635
Non-current liabilities	32,531	33,458
Total equity	566,022	552,753
Total liabilities and equity	$738,132	$740,846

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	Jun 30		Jun 30
	2013	2012	2013	2012
Net sales	$248,127	$238,275	$495,960	$490,243
Cost of sales	192,685	185,214	381,951	378,586
Gross profit	55,442	53,061	114,009	111,657
Selling, general, administrative & engineering expenses	37,795	38,456	78,162	78,599
Income from operations	17,647	14,605	35,847	33,058
Interest expense	76	42	147	88
Other	(29)	558	644	1,393
Income from continuing operations before income taxes	17,542	15,121	36,344	34,363
Income taxes on continuing operations	6,450	5,603	12,081	12,834
Net income from continuing operations	11,092	9,518	24,263	21,529
Income from discontinued operations, (net of tax of $406 for the quarter and $479 for the year)	-	848	-	1,082
Net income attributable to controlling interest	$11,092	$10,366	$24,263	$22,611

Earnings per Common Share
Net income from continuing operations
Basic	$0.49	$0.42	$1.07	$0.95
Diluted	$0.48	$0.41	$1.05	$0.93

Income from discontinued operations, net of tax
Basic	$-	$0.04	$-	$0.05
Diluted	$-	$0.04	$-	$0.05

Net income attributable to controlling interest
Basic	$0.49	$0.46	$1.07	$1.00
Diluted	$0.48	$0.45	$1.05	$0.98

Weighted average common shares outstanding
Basic	22,752	22,691	22,738	22,667
Diluted	23,069	23,041	23,075	23,047

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended June 30, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	63,153	99,884	45,750	17,094	22,246	248,127
2012 Revenues	59,431	94,860	45,160	19,230	19,594	238,275
Change $	3,722	5,024	590	(2,136)	2,652	9,852
Change %	6.3%	5.3%	1.3%	(11.1%)	13.5%	4.1%

2013 Gross Profit	11,878	25,615	11,171	2,232	4,546	55,442
2013 Gross Profit %	18.8%	25.6%	24.4%	13.1%	20.4%	22.3%
2012 Gross Profit	11,775	25,818	10,151	2,054	3,263	53,061
2012 Gross Profit %	19.8%	27.2%	22.5%	10.7%	16.7%	22.3%
Change	103	(203)	1,020	178	1,283	2,381

2013 Profit (Loss)	4,061	11,141	4,608	(768)	(7,753)	11,289
2012 Profit (Loss)	3,902	11,567	4,082	(873)	(8,210)	10,468
Change $	159	(426)	526	105	457	821
Change %	4.1%	(3.7%)	12.9%	12.0%	5.6%	7.8%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2013	2012	Change $
Total profit for all segments	$11,289	$10,468	$821
Elimination of intersegment profit	(136)	(887)	751
Net income attributable to non-controlling interest	(61)	(63)	2
Net income from continuing operations	11,092	9,518	1,574
Income from discontinued operations, (net of tax of $406)	-	848	(848)
Net income attributable to controlling interest	$11,092	$10,366	$726

Astec Industries, Inc.
Segment Revenues and Profits
For the six months ended June 30, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	134,703	190,646	93,041	31,800	45,770	495,960
2012 Revenues	128,102	186,164	87,153	41,288	47,536	490,243
Change $	6,601	4,482	5,888	(9,488)	(1,766)	5,717
Change %	5.2%	2.4%	6.8%	(23.0%)	(3.7%)	1.2%

2013 Gross Profit	32,032	48,656	21,730	2,507	9,084	114,009
2013 Gross Profit %	23.8%	25.5%	23.4%	7.9%	19.8%	23.0%
2012 Gross Profit	28,171	49,555	20,756	5,137	8,038	111,657
2012 Gross Profit %	22.0%	26.6%	23.8%	12.4%	16.9%	22.8%
Change	3,861	(899)	974	(2,630)	1,046	2,352

2013 Profit (Loss)	15,202	20,198	8,829	(3,149)	(15,927)	25,153
2012 Profit (Loss)	11,293	21,138	8,003	(1,046)	(17,423)	21,965
Change $	3,909	(940)	826	(2,103)	1,496	3,188
Change %	34.6%	(4.4%)	10.3%	(201.1%)	8.6%	14.5%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2013	2012	Change $
Total profit for all segments	$25,153	$21,965	$3,188
Elimination of intersegment profit	(750)	(360)	(390)
Net income attributable to non-controlling interest	(140)	(76)	(64)
Net income from continuing operations	24,263	21,529	2,734
Income from discontinued operations, (net of tax of $479)	-	1,082	(1,082)
Net income attributable to controlling interest	$24,263	$22,611	$1,652

Astec Industries, Inc.
Backlog by Segment
June 30, 2013 and 2012
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Backlog	103,270	88,706	3,086	26,811	18,750	240,623
2012 Backlog	115,428	97,394	5,055	23,415	13,508	254,800
Change $	(12,158)	(8,688)	(1,969)	3,396	5,242	(14,177)
Change %	(10.5%)	(8.9%)	(39.0%)	14.5%	38.8%	(5.6%)